Exhibit 10.35

FIRST AMENDMENT TO LEASE TERMINATION AGREEMENT

THIS FIRST AMENDMENT TO LEASE TERMINATION AGREEMENT (this “First Amendment”), dated as of December 22, 2021 (the “Effective Date”), is entered into by and between COLUMBIA MASSACHUSETTS ARSENAL OFFICE PROPERTIES, LLC, a Delaware limited liability company (“Landlord”), and KALA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord, as successor-in-interest to 480 Arsenal Group LLC, a Massachusetts limited liability company, as landlord, and Tenant, as tenant, are parties to that certain Lease dated February 28, 2018 (the “Lease”), with respect to the premises consisting of approximately 66,052 rentable square feet on the first (1st) and second (2nd) floors of the East Wing (collectively, the “Premises”), located in the building commonly known as 490 Arsenal Way, Watertown, Massachusetts 02472 (the “Building”).

B.The term of the Lease is scheduled to expire on October 31, 2026, subject to Tenant’s right to extend the term in accordance with the terms of the Lease.

C.Landlord and Tenant are parties to that certain Lease Termination Agreement dated November 12, 2021 (the “Lease Termination Agreement”), whereby Landlord and Tenant mutually agreed to terminate the Lease upon the terms and conditions set forth in the Lease Termination Agreement.

D.Landlord and Tenant desire to amend certain terms of the Lease Termination Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.Definitions. All capitalized terms contained in this First Amendment shall, for the purposes hereof, have the same meanings ascribed to them in the Lease or the Lease Termination Agreement, as applicable, unless otherwise defined herein.

2.Termination Date. As of the Effective Date, subject to all of the terms and conditions of the Lease Termination Agreement, the “Termination Date”, as such term is defined in the Lease Termination Agreement, shall be amended to be the date that is the earlier of: (i) the date that Tenant decommissions the Premises in accordance with the terms and conditions set forth in Section 10.07 of the Lease, and delivers a copy of the Laboratory Decommissioning Report to Landlord, which Laboratory Decommissioning Report shall not reveal any defects or issues that are unacceptable to Landlord, in Landlord’s commercially reasonable discretion, or (ii) January 15, 2022. Following the Termination Date, Landlord and Tenant agree to execute a written certificate to confirm the Termination Date. Except as may be expressly provided in the Lease Termination Agreement or this Amendment, the obligations of Landlord and Tenant to comply with all covenants and agreements under the Lease shall continue through and including the Termination Date.

3.Continuing Validity. Except as specifically amended hereby, all terms, covenants and conditions of the Lease and the Lease Termination Agreement shall remain in full force and effect and are hereby ratified, approved and affirmed. This First Amendment sets forth the entire agreement and between the parties with respect to the matters set forth herein. In the case of any inconsistency between the provisions of the Lease Termination Agreement and this First Amendment, the provisions of this First Amendment shall govern and control.

4.Severability; Governing Law. If any clause or provision of this First Amendment is illegal, invalid, or unenforceable under present or future laws, then the remainder of this First Amendment shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this First Amendment a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.  This First Amendment shall be governed by and construed in accordance with the laws of the state in which the Premises is located.  If Tenant consists of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this First Amendment.

5.Time of Essence. Time is of the essence in the performance of the parties’ respective obligations set forth in this First Amendment.

6.No Further Modification. The Lease Termination Agreement and this First Amendment shall not be further modified or amended, except in writing signed by both Landlord and Tenant.

7.Brokers. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this First Amendment. Landlord hereby agrees to indemnify, protect and defend and hold Tenant harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder, or other such party, claiming by, through or under the acts or agreements of Landlord. Tenant hereby agrees to indemnify, protect and defend and hold Landlord harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder, or other such party, claiming by, through or under the acts or agreements of Tenant. The obligations of the parties pursuant to this Section 9 shall survive any termination of this First Amendment.

8.Counterparts. This First Amendment may be executed in counterparts each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. The signature of any party hereto sent to the other via facsimile, PDF or DocuSign shall constitute the valid execution and delivery of this First Amendment by such party.

9.Benefit. This First Amendment is for the benefit only of the parties hereto and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Lease Termination Agreement on the date first above written.

LANDLORD:

Columbia Massachusetts Arsenal Office Properties, LLC

a Delaware limited liability company

By:	Columbia Office Properties, LLC
a Delaware limited liability company
Its Sole Member

	By:	Clarion Partners, LLC
a New York limited liability company
Its Manager

		By:	/s/ Brian Collins
		Name:	Brian Collins
		Its:	Authorized Signatory

TENANT:

KALA PHARMACEUTICALS, INC.
a Delaware corporation

By:	/s/ Mary Reumuth
Name:	Mary Reumuth
Its:	Chief Financial Officer